For Immediate Release


            Airtrax Appoints Former Congressman to Board of Directors

BLACKWOOD, N.J., April 27, 2006 -- Airtrax, Inc. (OTCBB:AITX), a developer of patented, omni-directional technology with military and commercial applications, announced today that former U.S. Congressman Robert A. Borski, Jr. has been appointed to the Company's Board of Directors, effective May 1, 2006.

From 1982 to 2003, Mr. Borski represented the Third Congressional District of Pennsylvania for ten terms in the United States House of Representatives, where he was a senior member of the House Transportation and Infrastructure Committee and a vocal advocate for an improved national transportation system. He was awarded the American Public Transportation Association's National Distinguished Service Award in 2002 and the Silver Order of the de Fleury Medal from the Army Engineering Association. In 2003, Mr. Borski formed Borski Associates, a government relations firm specializing in transportation and economic development issues. He is a driving force behind efforts to revitalize the North Delaware riverfront, an area of abandoned industrial sites, into a center of residential and commercial activity. Currently, Mr. Borski serves on the Board of Directors of the Northeast-Midwest Institute, an organization promoting economic vitality for Northeastern and Midwestern states, and on the Board of Directors of Pennoni Associates, a civil engineering firm. Mr. Borski received a Bachelor of Arts degree from the University of Baltimore in 1971.

Airtrax President, CEO and Chairman of the Board, Peter Amico stated, "We believe that Mr. Borski has a distinguished career of public service and a proven record of outstanding leadership. We are very pleased he will be joining our corporate governance team. We are confident that his knowledge and experience in the transportation and manufacturing industries will add a significant amount of government relations and civil service expertise to Airtrax's Board of Directors. Mr. Borski will be an important additional resource to our Board of Directors."

Mr. Borski commented, "I am honored to join Airtrax and help expand its omni-directional technology business within both the commercial and military spheres."

About Airtrax, Inc.:

A U.S.-based developer of Omni-Directional technology, Airtrax designs and manufactures Omni-Directional vehicles. The Airtrax patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA).

The SIDEWINDER(TM) Omni-Directional Lift Truck and the Airtrax-MEC Cobra(TM) aerial work platform (AWP) are the first Omni-Directional vehicles using Omni-Directional technology and the patented Airtrax wheel to be commercially produced. The nearly maintenance-free design also reduces maintenance costs, delivering cost efficiencies to companies both large and small. The Airtrax patented Omni-Directional wheel is manufactured exclusively for Airtrax vehicles. For more information and to view a must-see product demonstration, visit http://www.airtrax.com.

For further information, contact:

At the Company:
Airtrax
Peter Amico
President
856-232-3000
pamico@airtrax.com
http://www.airtrax.com

Investor Relations:
The Equity Performance Group
Gary Geraci
617-723-2373
gary@equityperfgp.com
http://www.equityperfgp.com
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The Private  Securities  Litigation  Reform Act of 1995 provides a "Safe harbor"
for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

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